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                                                                   EXHIBIT 10.14

                              [NITROMED LETTERHEAD]

NitroMed, Inc.                                         Manuel Worcel, M.D.
One Kendall Square                                     PRESIDENT
Building 100                                           CHIEF EXECUTIVE OFFICET
Cambridge, MA 02139                                    Phone: 617-374-9074
                                                       Facsimile: 617-374-9173

November 4, 1993

L. Gordon Letts, Ph.D.
14 Pond Brook Road
Newtown, CT 06470

Dear Dr. Letts:

     We would like to formally offer you the position of Vice President of Research of NitroMed. I know you share with us the enthusiasm in the mission of the Company, which is to develop Nitric Oxide based drugs.

     As Vice President of Research, you will be responsible for the definition, follow-up and implementation of NitroMed's Drug Discovery programs, as well as the selection, recruitment and supervision of the members of the Research Team. You will report to the Chief Executive Officer.

      Base Salary:             $150,000 per annum paid in 24 equal payments.

      Performance Bonus:       Cash bonus based upon performance of 20% of base
                               salary paid at year end.

      Stock: You will be offered options to purchase 125,000 shares of common stock of the Company. The exercise price of these options will be set by the Board of Directors. These options will vest over four years in equal installments, with the initial installment vested at the anniversary of your joining the company.

      Group Benefits:          You will receive comprehensive group health,
                               disability, accident and life insurance benefits in line with the attached plan of Guardian, or such other comparable benefits and protection as the Company is able to reasonably obtain from another plan. You will be entitled to participate in and enjoy the benefits of a retirement and pension plan or plans as and when instituted by the Company for the benefit of its employees generally.

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L. Gordon Letts, Ph.D.
November 4, 1993
Page 2

      Leave: You will be entitled to illness and vacation days consistent with the standard policies to be developed for the Company's executive employees.

      Agreements:              As a condition of employment, you will be
                               required to sign customary invention,
                               non-disclosure and non-compete agreements.

      Relocation Costs:        The Company will reimburse you for all reasonable
                               expenses incurred in the sale of your current house; the purchase of a home in the Boston area;
                               the removal, storage, insuring, moving and unpacking of your household goods and automobiles, house hunting expenses, and rental of temporary living quarters.

      Severance Compensation:  If your employment is terminated by the Company without cause, you will be entitled to receive continued base salary payments until you obtain new employment, up to a maximum of six months.

     This offer is open to November 15, 1993, and is subject to my final reference checks, which I hope to complete by next week.

     We would like to move forward as soon as possible, and would like to suggest an early start date.

     I personally very much look forward to working with you.

Sincerely,


/s/ Manuel Worcel, M.D.
-------------------------
Manuel Worcel, M.D.
President and Chief Executive Officer

                                               Agreed and accepted by;


                                               /s/ L. Gordon Letts, Ph.D.
                                               -----------------------------
                                               L. Gordon Letts, Ph.D.